EXHIBIT 10.05(a)

                              TANNER'S CORPORATION



March 16, 1999


Mr. William Gallagher
1250 NE Loop 410, Suite 335
San Antonio, Texas  78209

Dear Bill:

As we discussed, I offer the following to resolve our dispute over the payment of your severance.

Upon settlement of the Broadway matter, the Company will forward to you the net proceeds. This should be approximately $30,000 and this should satisfy the terms of the $50,000 note. Upon settlement of the South Padre matter, the Company will forward the amount that has been garnished. This should be approximately $36,000. This letter should serve as authorization for Tim Tuggey to transfer such funds, once received, to you.

Additionally, the Company will pay you $5,000 per week until the earlier of such time that the Tezel property is sold and the proceeds are received or the next round of financing is closed. At that time, the balance of the amount owed will be paid. Each $5,000 payment shall be due on Monday of each week with the first payment being due on Tuesday, March 16, 1999 and the second payment being due on Monday, March 22, 1999. Payments will be made weekly from then on.

Sincerely,


/s/ Tim Robinson
Tim Robinson
Vice President/CFO


Acknowledged and agreed to this 16th day of March 1999.

By: /s/ William Gallagher